Exhibit 99.9

JOINT PRESS RELEASE REQUESTED BY CONSOB

MILANO, 2nd MAY 2007 - Upon request of Consob, Assicurazioni Generali, Intesa Sanpaolo, Mediobanca and Sintonia SA confirm that the pre-emptive right in favour of Telefonica on the Telco shares held by Italian shareholders will be subordinated to the pre-emptive rights in favour of the latter. Furthermore, Italian shareholders, before Telefonica may exercise its pre-emptive right, may indicate new primary Italian investors, for whom Telefonica’s approval is provided for.

Furthermore, it is hereby confirmed that the governance of Telco will be articulated according to proportionality criteria; it sets forth qualified majorities - the achievement of which implies also the assent of Telefonica - for certain specific, particularly significant transactions, among which those which may change the shareholder structure (spin-offs, mergers and reserved increases in share capital); should such qualified majorities not be reached, a “deadlock” will occur and the relative resolutions will be taken with the majority of votes, without prejudice to the right of dissenting shareholders to exit the shareholder base of Telco via the relevant spin-off. A qualified majority is also required for the determination of Telco’s dividend policy (and not of the dividend policy of the Telecom Italia group) which if not reached will not cause a “deadlock”. If Telecom Italia intended making divestments abroad exceeding 4 billion euro or closing significant strategic alliances with telecom players, Telefonica, if dissenting, will have the right to exit the shareholder base of Telco via the relevant spin-off.

As concerns the price for Olimpia’s entire share capital indicated in 4.1 billion euro, it is confirmed that such price is provisional since Olimpia’s net financial position must be considered at the date of the closing of the transaction, which, as already disclosed, will occur after the authorisations and approvals of the competent authorities.

Lastly, the stakes in the capital of Telco as a result of the transaction are confirmed: Assicurazioni Generali 28.1%, Intesa Sanpaolo 10.6%, Mediobanca 10.6%, Sintonia SA 8.4% and Telefonica 42.3%.

Shareholder agreements will be published according to the terms set forth by regulations in force.

RAMIRO SÁNCHEZ DE LERÍN GARCÍA-OVIES

General Secretar

y and Secretary to the Board of Directors

TELEFÓNICA, S.A.

As provided in article 82 of the Spanish Stock Market Act (Ley del Mercado de Valores), TELEFÓNICA, S.A. hereby reports the following

NOTICE

Further to the information filed on April 28th and May 2nd, 2007 with respect to TELEFÓNICA’s investment in TELECOM ITALIA, it is hereby enclosed copy of the agreements related to this transaction that have been filed by ASSICURAZIONI GENERALI and MEDIOBANCA with the Securities and Exchange Commission (SEC), the US stock market regulator, on Form 13D (“Schedule 13D to report the acquisition of beneficial ownership of 5% or more of a class of equity securities”).

Madrid, May 7th, 2007

RAMIRO SÁNCHEZ DE LERÍN GARCÍA- OVIES

General Secretary

and Secretary to the Board of Directors

TELEFÓNICA, S.A.

As provided in article 82 of the Spanish Stock Market Act (Ley del Mercado de Valores), TELEFÓNICA, S.A. hereby reports the following

SIGNIFICANT EVENT

Pursuant to the notice filed in April 28th in relation to TELEFÓNICA’s indirect holding in the share capital of TELECOM ITALIA, it is hereby reported additional information with regard to this transaction, which is similar to that filed with the supervisory authority in the Italian securities market, CONSOB, by the Italian partners of TELEFÓNICA for this transaction -ASSICURAZIONI GENERALI, INTESA SANPAOLO, MEDIOBANCA and SINTONIA S.A. (BENETTON Group)- :

•              TELEFÓNICA confirms that its pre-emptive right on the TELCO shares held by abovementioned Italian shareholders will be subordinated to the pre-emptive rights in favour of the latter. Furthermore, Italian shareholders, before TELEFÓNICA may exercise its pre-emptive right, may indicate new primary Italian investors, for whom TELEFÓNICA’s approval is provided for.

•              Furthermore, it is hereby confirmed that the governance of TELCO will be articulated according to proportionality criteria; it sets forth qualified majorities- the achievement of which implies also the assent of TELEFÓNICA- for certain specific, particularly significant transactions, among which those which may change the shareholder structure (spin-offs, mergers and reserved increases in share capital); should such qualified majorities not be reached, a “deadlock” will occur and the relative resolutions will be taken with the majority of votes, without prejudice to the right of dissenting shareholders to exit the shareholder base of TELCO via the relevant spin- off.

A qualified majority is also required for the determination of TELCO’s dividend policy (and not of the dividend policy of the TELECOM ITALIA Group) which if not reached will not cause a “deadlock”.

If TELECOM ITALIA intended making divestments abroad exceeding 4 billion euro or closing significant strategic alliances with telecom players, TELEFONICA, if dissenting, will have the right to exit the shareholder base of TELCO via the relevant spin- off.

•           As concerns the price for OLIMPIA’s entire share capital indicated in 4.1 billion euro, it is confirmed that such price is provisional since OLIMPIA’s net financial position must be considered at the date of the closing of the transaction, which, as already disclosed, will occur after the authorisations and approvals of the competent authorities.

Lastly, the stakes in the capital of TELCO as a result of the transaction will be the following: ASSICURAZIONI GENERALI 28.1%, INTESA SANPAOLO 10.6%, MEDIOBANCA 10.6%, SINTONIA, S.A. (BENETTON Group) 8.4% and TELEFÓNICA, 42.3%.

Madrid, May 2nd, 2007

SPANISH NATIONAL SECURITIES MARKET COMMISSION - MADRID-

RAMIRO SÁNCHEZ DE LERÍN GARCÍA-OVIES

General Secretary and

Secretary to the Board of Directors

TELEFÓNICA, S.A.

As provided in article 82 of the Spanish Stock Market Act (Ley del Mercado de Valores), TELEFÓNICA, S.A. hereby reports the following

NOTICE

According to the Significant Event filed last April 28th, the Italian-Spanish consortium, in which TELEFÓNICA holds a 42.3% of the shares, will have a 23.6% stake in TELECOM ITALIA´s capital. This stake shall be held in TELECOM ITALIA’s ordinary capital, that is to say, the capital that confers voting rights, and shall therefore not include the so-called “savings shares” (azioni di risparmio), which do not confer political rights. If these shares were hypothetically taken into account, TELEFÓNICA’s indirect stake in TELECOM ITALIA would, in fact, amount to 6.9%.

Exclusively on the basis of the ordinary capital, the only one relevant for voting purposes and, consequently, for the appointment of Directors, TELEFÓNICA’s indirect stake in TELECOM ITALIA, as notified in the Significant Event, would be 10%. Consequently, the number of Directors that TELEFÓNICA may appoint on TELECOM ITALIA’s Board, according to the agreements reached, is consistent with its 10% share in the company’s Governance.

Madrid, May 8th, 2007.

SPANISH NATIONAL SECURITIES MARKET COMMISSION

-       MADRID-

Gran Vía, 28 - 9ª Planta - 28013 Madrid